EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010 relating to the consolidated financial statements and financial statement schedule of MoSys, Inc., which appears in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2009.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
July 28, 2010